Exhibit 10.1

October 21, 2015

Olga Bashkatova
(via email)

Dear Olga:

We are delighted to confirm to you that we are offering you the position of Vice President, Finance, Controller and Principal Accounting Officer at Viggle Inc. (“Viggle” or the “Company”), subject to the terms and conditions set forth herein.  You will become an at-will employee commencing with the start date stated in Section 1 of this letter.  The terms and conditions of your employment with Viggle are set forth in this letter and our employee manual.  This offer is subject to the satisfactory completion of the conditions set forth in Section 13(a) of this letter.

1. Start Date.  You previously joined the Company on October 11, 2015, and your appointment as Principal Accounting Officer of the Company is effective as of October 21, 2015.  This agreement supersedes and replaces in its entirety your employment agreement dated as of September 23, 2015.

2. Duties.  You will work in New York, NY and report to the General Counsel, or such other person as the Company may designate from time to time.  You shall devote your full time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to you.

3. Compensation.

(a) Base Salary.  In consideration for the performance of your services hereunder, you will be paid a base salary at the annual rate of Two Hundred and Ten Thousand Dollars ($210,000.00) (“Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions.  Currently, the Company’s payroll is payable on the fifteenth and the last day of each month. As an exempt employee, you will not be eligible for overtime pay.

(b) Retention Bonus.  If you are still employed by the Company six months after your first day of employment, you will be entitled to receive a bonus of Thirty Thousand Dollars ($30,000.00), which will be subject to applicable tax and payroll withholdings and deductions.

(c) Equity Grants:  You will be eligible to participate in the Company’s Employee Stock Plan, and any grants will be subject to the discretion of the Company’s Compensation Committee.  While all grants, including any grants to you, are subject to Compensation Committee approval in its sole discretion, it is anticipated that you will receive a grant of 80,000 restricted stock units that will vest within one year of grant.  In addition, the Company has made an investment in DraftDay Gaming Group, Inc. (“DDGG”), which has adopted a separate equity plan.  You will be eligible to participate in DDGG’s equity plan, and any grants will be subject to the discretion of DDGG’s Board.  While all grants, including any grants to you, are subject to DDGG’s Board’s approval in its sole discretion, it is anticipated that you will receive a grant of 100,000 restricted stock units of DDGG common stock.  The vesting of any such restricted stock units will be determined by DDGG’s Board and are anticipated to be consistent with other DDGG employees  The foregoing grants are not guaranteed and are subject to the approval of the Company’s Compensation Committee and DDGG’s Board.

4. Benefits.  Subject to the eligibility requirements and other terms and conditions of the respective plan documents, you may be eligible to participate in benefits offered by the Company, as may be in effect or modified from time to time.  Furthermore, you are currently eligible for twenty (20) days of paid time off per calendar year (such days to be prorated based on the date you commence employment with the Company) in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon with your manager.

5. Employment Status.  Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason.  Nothing contained in this letter is intended to nor shall be construed as altering such “at will” employment status or creating a contract or agreement to employ you for a specific term.  Although your duties, title, reporting lines, compensation and benefits, as well as the Company’s personnel guidelines and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company.

6. Compliance with Policies and Procedures.  You agree to be bound by and to comply fully with all Company policies and procedures for employees.

7. Confidentiality.

(a) You acknowledge that, as a result of your employment with the Company, you will be in possession of trade secrets and confidential and proprietary information (the "Confidential Information") of the Company.  You agree to keep secret all Confidential Information and not to disclose Confidential Information to anyone outside of the Company (other than to the Company's advisors, agents, consultants, financing sources and other representatives), except in connection with the performance of your duties under this letter, provided that: (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of your breach of your obligations hereunder; and (ii) you may disclose such information pursuant to a court or similar order, but you agree to use reasonable efforts to provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order.  You agree to deliver promptly to the Company at the termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports, and other documents (including electronically stored information) relating to the Company's business which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control. You acknowledge that the disclosure of Confidential Information would have a material adverse effect on the operations and development of the business of the Company. Therefore, you agree that in the event of your failure to comply with the provisions of this Section 8(a) the Company shall be entitled to the entry of an injunction or other equitable relief and you shall not object to such injunction or equitable relief on the basis of an adequate remedy at law or other reason. This remedy shall be in addition to any other remedies available to the Company.

(b) You agree not to disclose the terms of this letter to anyone except your immediate family and your tax advisors or legal counsel, prospective employers (but with disclosure limited to terms relating to your post-employment restrictions under this letter), pursuant to a court or similar order, or in connection with any proceeding to enforce your rights under this letter or any other agreement between you and the Company, except as otherwise required by law.

(c) You agree that you will not disparage the Company or its subsidiaries, any of their products or services, or any of their officers or directors.

8. Company Work Product. You acknowledge and agree that all of the ideas, concepts, inventions and work product rendered or provided by you during the term of your employment which directly or indirectly relate to the Company's business, whether alone or in conjunction with others (collectively, and without limitation, the "Company Work Product"), whether created at home or at the office and whether or not created during normal business hours, shall (a) be the sole and exclusive property of the Company and you shall not have any right, title or interest therein and (b) constitute "works made for hire" under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law.  In furtherance of the foregoing, you hereby assign to the Company all of your rights, title, and interest, whether choate or inchoate or whole or partial, in any Company Work Product created, developed, or discovered by you during the term of your employment.  You further agree to cooperate fully and promptly with, and otherwise facilitate, any efforts by the Company to vest in the Company all rights, title and interest in and to the Company Work Product and to register, preserve, and protect the Company Work Product from use by others, or from dilution or diminution.  You agree to execute and deliver any and all documents, agreements and instruments to evidence the rights of the Company in the Company Work Product as provided in this Section 8. You hereby irrevocably name the Company as your attorney-in-fact, and irrevocably grant to the Company a power of attorney to execute and deliver any and all documents, agreements and instruments in your name as may be reasonably required to give effect to this Section 8; provided, that this power of attorney shall be exercised only with respect to any document, agreement or instrument that you fail to execute and deliver after five days written request by the Company.  The rights granted to the Company in this Section 9 shall continue in effect after the termination or expiration of your employment term to the extent necessary for the Company's full enjoyment of such rights.

9. Restrictive Covenants.  During the Term and for a period of one (1) year after termination of your employment hereunder, you shall not:

(i) Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Company to limit, curtail or cancel its business with the Company; or

(ii) Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Company to: (A) terminate his, her, or its employment or business relationship with the Company; or (B) commit any act that, if committed by you, would constitute a breach of any term or provision of this Section 9.

10. Background Information.  As more fully described on the following pages, the Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by Viggle or by a third party.  These reports may be obtained at any time after receipt of your authorization and, if you are hired, throughout your employment.  Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify you for employment or result in your immediate dismissal, if hired.  Your rights relating to this background check are more fully set forth on the attached release.

11. Representations.  You represent, warrant and covenant to the Company that you are free to execute this letter and provide the services contemplated hereunder and the engagement hereunder does not conflict with or violate, and will not be restricted by any pre-existing business relationship or agreement to which you are a party or are otherwise bound.  Without limiting the foregoing, you further represent, warrant and covenant to the Company that you are under no contractual commitments, including without limitation, any confidentiality, proprietary rights, non-solicitation, non-competition agreement or similar type of restrictive covenant agreement, inconsistent with your obligations to the Company and that you will not at any time during the course of your employment by the Company violate and/or breach any obligation or contractual/common law commitment that you may have to a third party or prior employer.

12. Superseding of Prior Understandings or Agreements; No Employment or Compensation Guarantees or Other Modifications Except as Provided Herein.  You acknowledge that you have not relied on any oral or written representations or understandings not explicitly contained herein in executing this letter.  This document supersedes any and all oral or written understandings or agreements regarding your employment with the Company or any of its affiliates.  No employee or representative of the Company, other than in a writing signed by an authorized officer of the Company, may enter into any agreement or understanding (a) guaranteeing you employment with the Company for any specific duration, (b) providing you with a guaranteed level of compensation with the Company, whether incentive compensation, severance pay or otherwise, or (c) otherwise modifying the terms of this letter.

13. Miscellaneous.

(a) This offer is subject to the satisfactory completion of the Company’s standard drug, background and reference screening, authorization of your right to work in the United States, and the absence of any non-competition agreement or other restrictions that would prohibit or interfere with your working for the Company.

(b) If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under the law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c) This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving reference to the principles of conflicts of laws or where the parties are located at the time a dispute arises.  Any controversy, dispute or claim arising out of or relating to this agreement or breach thereof or relating to your employment shall first be submitted to mediation in New York City administered by JAMS.  If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.  The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision.  Judgment on the award may be entered in any court having jurisdiction

If the terms of this letter are acceptable to you and you are ready, willing and able to abide by all the conditions enumerated herein, please sign and date this letter below and return it to me by the deadline provided above.

Sincerely,

/s/Tom McLean
Tom McLean
General Counsel

Acknowledged and Agreed to:
/s/ Olga Bashkatova
Name: Olga Bashkatova